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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ROHN INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6718 West Plank Road
Peoria, Illinois 61604

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS OF
ROHN INDUSTRIES, INC.

To the Stockholders of ROHN Industries, Inc.:

   Notice is hereby given that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of ROHN Industries, Inc., a Delaware corporation, will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York City, New York, on May 11, 2001, at 10:00 a.m., local time, for the following purposes:

  (1)

  To elect seven directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

  (2)

  To consider and transact such other business as may properly come before the Annual Meeting.

   Only stockholders of record at the close of business on March 26, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of those stockholders will be available at the Company's principal place of business, 6718 W. Plank Road, Peoria, Illinois 61604, for examination by any stockholder for any purpose germane to the Annual Meeting, for ten days prior to the Annual Meeting. All stockholders, whether or not they now expect to be present at the Annual Meeting, are requested to date, sign and return the enclosed proxy card, which requires no postage if mailed in the United States, using the envelope provided. Any stockholder may revoke its proxy at any time before it is voted by delivering to the Company's Secretary a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting. Your attention is directed to the following pages for further information relating to the Annual Meeting.

                      By Order of the Board of Directors

                      James F. Hurley
                       Secretary

Peoria, Illinois
April 9, 2001

6718 West Plank Road
Peoria, Illinois 61604

April 9, 2001

PROXY STATEMENT

GENERAL

    The enclosed proxy is being solicited on behalf of the Board of Directors (sometimes referred to as the "Board") of ROHN Industries, Inc. ("ROHN" or "Company") for use at ROHN's 2001 Annual Meeting of Stockholders (the "Annual Meeting"), notice of which accompanies this Proxy Statement, and at all adjournments and postponements thereof. The Annual Meeting will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York City, New York, on May 11, 2001, at 10:00 a.m., local time for the following purposes:

  (1)

  To elect seven directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

  (2)

  To consider and transact such other business as may properly come before the Annual Meeting.

    Any stockholder giving a proxy has the power to revoke it at any time prior to exercise thereof by executing a subsequent proxy, by notifying the Company's Secretary of such revocation in a written notice received by him at the above address prior to the Annual Meeting, or by attending the Annual Meeting and voting in person.

    Only stockholders of record at the close of business on March 26, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, 52,822,436 shares of common stock of the Company were outstanding, constituting the only outstanding voting securities of the Company. Stockholders are entitled to one vote for each share of common stock held. This Proxy Statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 2000 are being mailed on or about April 9, 2001 to each stockholder entitled to vote at the Annual Meeting.

    A stockholder may, with respect to the election of directors, (i) vote for the election of all seven nominees named herein, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee or nominees with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. Common stock will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no contrary instructions are indicated in a proxy, such proxy will be voted FOR the election of the seven nominees to the Board of Directors named below or for a substitute nominee if any of the nominees listed below becomes unable or unwilling to serve and, in the best judgment of the persons named in the proxy as representatives, upon any other matters as may properly come before the Annual Meeting.

    The holders of a majority of the shares of the Company's common stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. Shares of common stock that are voted "FOR ALL", "WITHHELD ALL" or "FOR ALL EXCEPT" are considered present and entitled to vote for purposes of determining a quorum.

    If a quorum is present, the affirmative vote of the holders of a plurality of the votes cast will be required for the election of directors.

    The cost of the solicitation of proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding common stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to principals and obtaining their proxies.

STOCK OWNERSHIP

    The following table sets forth information as of March 26, 2001 (except as otherwise indicated) regarding the beneficial ownership of Company common stock by: (i) each person or group that has reported beneficial ownership of more than five percent of the Company common stock outstanding, (ii) the Company's current directors, nominees for director and its "named executive officers" (as defined under "Executive Compensation—Summary Compensation Table"), and (iii) all of the Company's current directors and executive officers as a group.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
5% Stockholders
UNR Asbestos-Disease Claims Trust (2)	29,348,051	55.6%
100 North Lincolnway North Aurora, Illinois 60542
Directors and Executive Officers
Michael E. Levine (2)(3)(4)	29,410,051	55.7%
Stephen E. Gorman (4)	—	—
John H. Laeri, Jr. (2)(4)(5)	29,373,051	55.6%
Gene Locks (4)	5,000	*
Jordan Roderick (4)	4,000	*
Alan Schwartz (4)	6,500	*
Brian B. Pemberton (6)(7)(8)	880,000	1.7%
David G. Brinker (7)(8)	61,792	*
James R. Cote (7)	188,333	*
James F. Hurley	6,000	*
Horace Ward (7)(8)	73,000	*
All directors and executive officers as a group (14 persons) (7)(8)	30,670,960	58.0%

*

Less than 1%

(1)

Unless otherwise noted, the persons listed beneficially own all shares set forth opposite their respective names with sole power to vote and dispose of such shares.

(2)

Messrs. Laeri and Levine, together with Mr. David S. Schrager, are trustees of the UNR Asbestos- Disease Claims Trust (the "Trust"). The trustees may be deemed to be beneficial owners of the 29,348,051 Trust shares and, as a result, those shares are included in the shares listed next to each of Messrs. Laeri and Levine's names. Each of Messrs. Laeri, Levine and Schrager disclaims beneficial ownership of the shares of common stock owned by the Trust.

(3)

Includes 62,000 shares held by Mr. Levine directly.

(4)

Excludes 40,679, 22,532, 30,046, 48,058, 21,688 and 24,408, stock units in the Amended and Restated 1994 Nonemployee Director Stock Ownership Plan for Messrs. Levine, Gorman, Laeri, Locks, Roderick and Schwartz, respectively.

(5)

Includes 25,000 shares held by Mr. Laeri through an IRA account

(6)

Includes 5,000 shares for which Mr. Pemberton shares voting or investment power with others.

(7)

Includes (A) 650,000, (B) 10,332, (C) 148,333, and (D) 24,750 vested options to purchase shares of ROHN common stock owned by Messrs. (A) Pemberton, (B) Brinker, (C) Cote and (D) Ward, respectively.

(8)

Includes (A) 25,000, (B) 8,250 and (C) 8,250 shares subject to stock options exercisable within 60 days of March 26, 2001 for Messrs. (A) Pemberton, (B) Brinker and (C) Ward, respectively, and 49,750 shares subject to stock options exercisable within 60 days of March 26, 2001 for all current directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on written representations of certain reporting persons and a review of the reports filed during 2000, the Company believes that during 2000 its executive officers, directors and greater than 10% stockholders have complied with applicable requirements, except that on September 19, 2000, Mr. Hurley filed a Form 4 which was required to be filed on or before September 10, 2000.

Independent Certified Public Accountants

    PricewaterhouseCoopers LLP was retained as the Company's independent auditor during fiscal year 2000. Although the Board has not yet selected an auditor for fiscal year 2001, it is expected that, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP will be selected at the May Board meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to answer appropriate questions.

    On May 15, 2000, the Company dismissed Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditor and engaged PricewaterhouseCoopers LLP as the Company's new independent auditor. The decision to change the Company's independent auditors was approved by the Company's Board of Directors upon recommendation by the Audit Committee of the Board of Directors.

    The reports of Arthur Andersen on the financial statements of the Company for the fiscal years ended December 31, 1999 and December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During the time that the audits of the Company's financial statements for each of the two fiscal years in the period ended December 31, 1999 were conducted and during the subsequent interim period preceding the change in the Company's independent auditors, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference to the matter in an audit report.

    None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933 occurred with respect to the Company within the last two fiscal years and the subsequent interim period preceding Arthur Andersen's dismissal. During the last two fiscal years and the subsequent interim period preceding the engagement of PricewaterhouseCoopers LLP, the Company did not consult PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Audit Fees

    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2000 were approximately $143,000.

Financial Information Systems Design and Implementation Fees

    PricewaterhouseCoopers LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the Company's information systems or local area network or for designing or implementing the Company's financial information management systems during 2000.

All Other Fees

    The aggregate fees billed for other services rendered to the Company by PricewaterhouseCoopers LLP in 2000 were approximately $48,997, including review of tax returns, benefit plan evaluation, procedures related to Securities and Exchange Commission filings and other professional services.

Auditor Independence

    The Audit Committee has considered whether the provision of non-audit professional services rendered by PricewaterhouseCoopers LLP, as discussed above and disclosed elsewhere in this proxy statement, is compatible with maintaining their independence. None of the time devoted by PricewaterhouseCoopers LLP on its engagement to audit the Company's financial statements for the year ended December 31, 2000 is attributable to work performed by persons other than PricewaterhouseCoopers LLP employees.

MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL 1—
ELECTION OF DIRECTORS

    The Board of Directors, pursuant to the Company's By-Laws, has determined that the authorized number of directors shall be seven persons. The seven persons listed below have been selected as nominees for election as directors by the Board of Directors and, if elected, will serve until the next annual meeting or until their successors are elected and qualify. The Company has been advised by the UNR Asbestos-Disease Claims Trust (the "Trust") that it intends to vote its shares for election of all the nominees listed below. The Company expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that each proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

Background Information Regarding Nominees

    The table below sets forth the names of the nominees for director, their principal occupations during the last five years and certain other information.

Name of Nominee	Director Since	Age	Principal Occupations for the Last Five Years, Other Directorships and Committee Assignments

Michael E. Levine	1999	60	Chairman of the Board of the Company (May 1999 to present); Adjunct Professor, Harvard Law School (July 1999 to present); Executive Vice President—Marketing & International (August 1994 to March 1999) of Northwest Airlines Corporation; Trustee, UNR Asbestos-Disease Claims Trust (1989 to present). Member of the Company's Executive, Audit, Compensation and Strategy Committees.
Stephen E. Gorman	1999	45
			Executive Vice President—Technical Operations & Flight Operations, Northwest Airlines, Inc. (March 2001 to present); Senior Vice President—Technical Operations, Northwest Airlines, Inc. (January 1999 to February 2001); Vice President —Engine & Component Operations, Northwest Airlines, Inc. (July 1997 to December 1998); Vice President—Engines, Northwest Airlines, Inc. (April 1996 to June 1997); Vice President—Operations, AVIALL, Inc., a provider of turbine engine repair services and parts distribution services for the commercial aviation industry (July 1993 to January 1996). Member of the Company's Audit and Special Committees. Chair of the Company's Compensation Committee.

John H. Laeri, Jr.	1999	65
			Chairman, Meadowcroft Associates Inc., a private investment banking boutique formed by Mr. Laeri after he retired as a Managing Director of Credit Suisse First Boston (January 1991 to present); President and Chief Executive Officer, The GolfCoach Inc., a golf products marketer (December 1998 to present); Chairman, UNR Asbestos-Disease Claims Trust (1990 to present). Other directorship: Chairman of the Board, Celotex Corporation. Member of the Company's Audit Committee.
Gene Locks	1989	64
			Founding partner, Greitzer & Locks, attorneys. Member of Trustees Advisory Committee to UNR Asbestos-Disease Claims Trust (June 1989 to present); Chairman of the Board of the Company (May 1991 to 1999). Member of the Company's Compensation Committee. Chair of the Company's Executive Committee.
Brian B. Pemberton	1997	57
			President and Chief Executive Officer of ROHN Industries, Inc. (commencing April 14, 1997); President, Skycell Services, a division of American Mobile Satellite Corporation, a common carrier providing satellite-based mobile voice and data services to North America ("AMSC") (August 1996 to December 1996); President and Chief Executive Officer, AMSC (April 1995 to August 1996). Member of the Company's Executive and Strategy Committees.
Jordan Roderick	1999	43
			President—International, AT&T Wireless Services, Inc. ("AT&T Wireless") (January 2000 to present); Executive Vice President—Wireless Products, AT&T Wireless (March 1998 to January 2000); Executive Vice President—National Operations, AT&T Wireless (July 1997 to March 1998); President—Messaging Division, AT&T Wireless (August 1996 to October 1998); Vice President—Personal Communications Services, AT&T Wireless (April 1994 to August 1996). Other directorship: Rogers Wireless Communications, Inc. Member of the Company's Compensation and Special Committees. Chair of the Company's Strategy Committee.

Alan Schwartz	1999	61
Professor of Law at Yale Law School and Professor at the Yale School of Management since before 1995. Other directorship: Cleveland-Cliffs Inc, a provider of iron products and services. Member of the Company's Strategy Committee. Chair of the Company's Audit and Special Committees.

Directors' Compensation

    Company employees who serve as directors of the Company receive no compensation for such services. Non-employee directors of the Company receive compensation at an annual rate of $30,000. Non-employee directors are paid $1,000 for each Board meeting or meeting of a committee of the Board that they attend in person or by telephone. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with such meetings. The audit committee chair is paid an additional $5,000 for serving as the chair of that committee. The Board Chairman receives compensation at an annual rate of $100,000, one-half of which is payable in stock units in accordance with the Amended and Restated ROHN Industries, Inc. 1994 Nonemployee Director Stock Ownership Plan ("Director Stock Plan"). The Board Chairman receives an annual $25,000 non-itemized expense account in recognition of ongoing expenses incurred as a result of holding that position. Non-employee directors may elect to receive all or a portion of their annual compensation and/or meeting fees in stock units in accordance with the Director Stock Plan.

Board Meetings; Board Committee Functions and Composition

    The Board of Directors met ten times in 2000. The Board has Audit, Compensation, Executive and Strategy Committees. The Board also appointed a Special Committee in 2001. The Board does not have a standing Nominating Committee, however, the Company's Executive Committee performs some functions similar to those performed by a Nominating Committee.

    The Audit Committee currently consists of Alan Schwartz (Chair), Michael E. Levine, John H. Laeri, Jr. and Stephen E. Gorman. The Audit Committee makes recommendations to the full Board of Directors regarding the engagement of independent public accountants; reviews and approves the scope of independent audits and the fees and other arrangements regarding such services; reviews the results of the annual audit with the independent public accountants; and generally reviews the adequacy of the Company's accounting systems, internal accounting controls and applications of accounting policies to new or unusual circumstances. The Audit Committee met eight times during 2000.

    The Compensation Committee currently consists of Stephen E. Gorman (Chair), Michael E. Levine, Gene Locks and Jordan Roderick. The Compensation Committee has the responsibility for considering and implementing officers' compensation and benefits and the Company's organizational structure. The Compensation Committee met seven times during 2000.

    The Executive Committee currently consists of Gene Locks (Chair), Michael E. Levine and Brian B. Pemberton. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent limited by the Company's bylaws, certificate of incorporation or Delaware law. The Executive Committee also has the responsibility for considering and making recommendations to the full Board of Directors regarding the size and composition of the Board. The Executive Committee establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board. The Executive Committee does not have any formal procedures for the submission of stockholder recommendations regarding Board nominees. The Executive Committee met once during 2000.

    In March 2000, the Board of Directors formed a Strategy Committee. The Strategy Committee consists of Jordan Roderick (Chair), Michael E. Levine, Alan Schwartz and Brian B. Pemberton. The role of the Strategy Committee is to oversee the development of the Corporation's strategic goals and to review management's development of the Company's business strategies to accomplish those goals. The Strategy Committee met four times during 2000.

    In January 2001, the Board established a Special Committee in connection with the Company's self tender offer which was announced March 8, 2001 and the repurchase of certain shares of common stock held by the Trust. The Board granted the Special Committee sole authority to negotiate and approve, on behalf of the Company, any arrangements with the Trust concerning the purchase of its shares. The Special Committee was also delegated the role of working with the Company's financial and legal advisors to evaluate and propose a structure for the self tender offer, as well as the pricing of the self tender offer. The members of the Special Committee are Alan Schwartz (Chair), Stephen E. Gorman and Jordan Roderick, none of whom has any relationship with the Trust or with management.

    During 2000, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth the total cash and non-cash compensation in each of 1998, 1999 and 2000 received by the Company's Chief Executive Officer serving as such in 2000 and the Company's four other most highly compensated executive officers serving at the end of 2000 whose total annual salary and bonus exceeds $100,000.

					Long Term Compensation
		Annual Compensation
						Securities Underlying Options (#)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards (1)			All Other Compensation ($)
Brian B. Pemberton	2000	$352,461	$540,000	—	—	75,000	(3)	$2,625	(4)
President and Chief Executive	1999	327,308	—	—	—	500,000		2,500	(4)
Officer	1998	331,250	200,000	—	$587,500	450,000		2,500	(4)
James R. Cote	2000	156,923	160,000	—	—	100,000	(3)	2,625	(4)
Vice President—Sales and	1999	140,000	63,000	—	—	75,000		2,500	(4)
Marketing	1998	142,508	61,000	—	176,250	90,000		2,500	(4)
David G. Brinker	2000	145,000	44,500	—	93,750	25,000	(3)	2,496	(4)
Vice President—Engineering	1999	123,050	17,400	—	—	31,000		2,500	(4)
	1998	121,050	25,000	—	—	—		2,500	(4)
Horace Ward (2)	2000	120,241	155,000	—	—	175,000	(3)	2,625	(4)
President, Equipment Enclosures	1999	87,452	10,000	—	—	25,000		2,424	(4)
	1998	79,615	15,000	—	—	—		—
James F. Hurley (2)	2000	114,231	118,462	—	—	300,000	(3)	23,378	(5)
Vice President & Chief Financial Officer

(1)

Restricted Stock Awards are made pursuant to the terms of the ROHN 1992 Restricted Stock Plan. The stock is valued at the closing price of the stock on the Nasdaq National Market on the date of the award. On December 31, 2000, Mr. Pemberton held 75,000 shares of restricted stock valued at $285,938. On December 31, 2000, Mr. Cote held 25,000 shares of restricted stock valued at $95,312. On December 31, 2000, Mr. Brinker held 40,000 shares of restricted stock valued at $152,500. During 1998, Messrs. Pemberton and Cote were awarded 100,000 and 30,000 shares of restricted stock, respectively. The shares of restricted stock awarded to Messrs. Pemberton and Cote in 1998 vest 25% per year over a four-year period from the date of the grant. During 2000, Mr. Brinker was awarded 30,000 shares of restricted stock that will vest 33% per year over a three-year period from the date of grant. Messrs. Pemberton, Cote and Brinker are entitled to receive all dividends on restricted stock held by them.

(2)

Mr. Hurley's employment with the Company commenced on June 19, 2000. Mr. Ward's employment with the Company commenced on January 5, 1998.

(3)

See "Option Grants in Last Fiscal Year" below.

(4)

The amounts shown constitute the Company's contributions to the 401(k) plan for these employees.

(5)

The amounts shown are for interim living expenses.

Option Grants in the Last Fiscal Year(1)

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (3)
		Percent of Total Options Granted in Fiscal Year
	Number of Securities Underlying Options Granted (#)
			Exercise or Base Price Per Share (2)
				Expiration Date
Name					5%	10%
Brian B. Pemberton	75,000	6.9%	$3.094	05/11/10	$145,875	$369,825
David G. Brinker	25,000	2.3%	$3.094	05/11/10	48,625	123,275
James R. Cote	100,000	9.2%	$5.000	03/10/10	314,400	796,800
James F. Hurley	300,000	27.6%	$4.000	06/19/10	754,500	1,912,200
Horace Ward	50,000	4.6%	$5.000	03/10/10	157,200	398,400
Horace Ward	25,000	2.3%	$3.094	05/11/10	48,625	123,275
Horace Ward	100,000	9.2%	$4.250	12/08/10	267,200	677,300

(1)

The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which has authority to determine the employees to whom, and the terms at which, options will be granted. Under the terms of the Company's plans, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. All options granted to named executive officers in 2000 were granted under the ROHN Industries, Inc. 1999 Stock Option Plan.

(2)

The per share option prices are the fair market value of the Company's common stock on the date of the grant less any extraordinary dividends paid after the grant date. The options vest and become exercisable at the rate of one-third per year over a three-year period from the date of the grant and have a term of ten years. In addition, all options granted become exercisable upon a change of control as defined in the plan.

(3)

The amounts shown in these columns are calculated at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Option Exercises in Last Fiscal Year
			Number of Securities Underlying Options at Fiscal Year-End		Value of Unexercised In-the-money Options at Fiscal Year-End (1)
	Shares Acquired On Exercise
		Value ($) Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Brian B. Pemberton	—	—	500,000	625,000	$178,125	$766,387
David G. Brinker	—	—	10,332	45,668	25,897	70,541
James R. Cote	—	—	85,000	180,000	63,288	126,575
James F. Hurley	—	—	—	300,000	—	—
Horace Ward	—	—	8,250	191,750	20,885	60,364

(1)

Market value of securities underlying in the money options at the end of 2000 (based on $3.8125 per share, the closing price on the Nasdaq National Market on December 31, 2000) minus the exercise price of such option.

Pension Plan

    ROHN's pension plan is a defined benefit, tax qualified retirement plan covering most non-collective bargaining unit employees at the Peoria facility (ROHN Industries, Inc.) and Frankfort facility (ROHN Products, Inc.). It generally provides an annual benefit equal to a percentage of the average of the highest five consecutive years of compensation (including certain incentive compensation) in the final ten years of an employee's service subject to the annual limitations established by the Internal Revenue Service. The pension plan is not integrated with social security and therefore no reductions exist in the numbers presented below. The table below illustrates the annual benefits payable to participants who retire at age 65 with the indicated years of service with ROHN and with the indicated five-year highest average annual compensation. The benefits have been calculated on a "10 year certain and life pension" basis. The compensation considered in determining the pensions payable to the below-named executive officers is the compensation shown in the "Salary" and "Bonus" columns of the Summary Compensation Table.

Five-Year Average Annual Compensation	10 Years of Service	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service
25,000	3,750	5,625	7,500	7,500	7,500
50,000	7,500	11,250	15,000	15,000	15,000
75,000	11,250	16,875	22,500	22,500	22,500
100,000	15,000	22,500	30,000	30,000	30,000
125,000	18,750	28,125	37,500	37,500	37,500
150,000	22,500	33,750	45,000	45,000	45,000
175,000	24,000	36,000	48,000	48,000	48,000

    The credited years of service (rounded to the nearest whole year) for the executive officers named in the Summary Compensation Table were as follows at December 31, 2000: Mr. Pemberton, 4 years; Mr. Hurley, 1 year; Mr. Cote, 7 years; and Mr. Brinker, 17 years. Mr. Ward does not participate in the pension plan.

Employment Contracts and Other Agreements

Employment Agreement—Brian B. Pemberton

    The Company entered into an employment agreement with Brian B. Pemberton, President and Chief Executive Officer, on November 11, 1999. The agreement with Mr. Pemberton is for a three-year term and provides for a base salary of $340,000, subject to review and adjustment from time to time by the Board. Mr. Pemberton is eligible for an annual bonus under the Company's annual incentive bonus plan, which provides a maximum bonus opportunity of 150% of base salary for him. Mr. Pemberton is covered by the Company's health, disability and life insurance program and other benefits generally provided to the Company's executive officers. In the event Mr. Pemberton's employment is terminated by the Company without Cause, or by Mr. Pemberton for Good Reason, the Company is obligated to pay Mr. Pemberton his accrued compensation, a pro rata bonus and, so long as Mr. Pemberton is not in violation of the covenants contained in the agreement, the Company shall continue to pay his base salary for fifteen months following the termination date. Mr. Pemberton's agreement defines "Cause" as: (i) a material breach of the agreement by the executive, (ii) fraudulent or unlawful conduct by the executive, (iii) gross negligence of or willful misconduct by the executive in the performance of his duties, or (iv) repeated failure of the executive to perform his duties. The agreement defines "Good Reason" as, after a "change in control" (as defined in the agreement), the occurrence of any of the following events: (i) a material diminution in position, duties or responsibilities; (ii) a reduction in base salary; or (iii) a relocation of the Company's corporate headquarters to a location that is more than 50 miles from the location of the corporate headquarters immediately before the change in control.

Employment Agreements—David G. Brinker, James R. Cote, James F. Hurley and Horace Ward

    The Company entered into employment agreements with David G. Brinker, James R. Cote, James F. Hurley and Horace Ward on April 10, 2000, April 7, 2000, June 8, 2000 and December 12, 2000, respectively. The agreements are each for a three-year term and provide for a base salary that is subject to review and adjustment from time to time by the Board. Messrs. Brinker, Cote, Hurley and Ward are eligible for an annual bonus under the Company's annual incentive bonus plan, which provides a maximum bonus opportunity of 100% of base salary for Messrs. Cote, Hurley and Ward and a maximum bonus opportunity of 40% of base salary for Mr. Brinker. Messrs. Brinker, Cote, Hurley and Ward are covered by the Company's health, disability and life insurance program and other benefits generally provided to the Company's executive officers. In the event the employment of Messrs. Brinker, Cote, Hurley or Ward is terminated by the Company without Cause, or by the executive officer for Good Reason, the Company is obligated to pay the executive officer his accrued compensation, a pro rata bonus and, so long as the executive officer is not in violation of the covenants contained in his agreement, the Company shall continue to pay his base salary for twelve months following the termination date. Each employment agreement defines "Cause" as: (i) a material breach of the agreement by the executive, (ii) fraudulent or unlawful conduct by the executive, (iii) gross negligence of or willful misconduct by the executive in the performance of his duties, or (iv) repeated failure of the executive to perform his duties. The agreement defines "Good Reason" as, after a "change in control" (as defined in the agreement), the occurrence of any of the following events: (i) a material diminution in position, duties or responsibilities; (ii) a reduction in base salary; or (iii) a relocation of the Company's corporate headquarters to a location that is more than 50 miles from the location of the corporate headquarters immediately before the change in control.

Trust Purchase Agreement

    In connection with the Company's self tender offer, the Company entered into a stock purchase agreement with the Trust. Under this agreement, the Trust agreed that it would not tender any of its shares into the tender offer. In lieu of the Trust's participation in the tender offer, the Trust agreed to sell to the Company, and the Company agreed to purchase from the Trust, at the same price in cash paid in the tender offer, the same proportion of the Trust's shares as the proportion of all other stockholders' shares that is purchased in the tender offer. For example, if the Company purchases the maximum number of shares that may be purchased in the tender offer, 5,430,729 shares representing approximately 23% of the shares owned by all stockholders other than the Trust, then the Company will buy 6,791,493 shares, representing approximately 23% of the Trust's shares, directly from the Trust.

    The cost to purchase the shares from the Trust will vary depending on the purchase price paid for the shares purchased in the tender offer. Under the tender offer, the purchase price for the shares will be an amount between $4.50 and $3.75 per share. Assuming the Company purchases 6,791,493 shares from the Trust, the maximum amount of shares covered by the agreement, at $4.50 per share, the cost to the Company to purchase the shares will be $30,561,179.50. Assuming the Company purchases 6,791,493 shares from the Trust at $3.75 per share, the cost to the Company to purchase the shares will be $25,468,098.75. As noted above, the actual number of shares that will be purchased from the Trust will vary based on the number of shares purchased from the other stockholders. A copy of the stock purchase agreement with the Trust is attached as Exhibit (d)(1) to the Company's Issuer Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission on March 8, 2001.

Compensation Committee
Report on Executive Compensation

    The Compensation Committee is composed of four directors. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Compensation Committee formulates the compensation policy and structure for executive officers, and reviews and implements salary and bonus payments for executive officers. The Compensation Committee is solely responsible for determining long-term incentive compensation granted to executive officers under the stock option, restricted stock and other long-term incentive plans.

    In formulating and implementing compensation programs, it has been the philosophy of the Compensation Committee that a substantial portion of executive compensation should be related to the Company's financial performance. Accordingly, compensation programs have been structured to include incentives based on measures of the Company's financial performance. The compensation programs for executive officers have consisted of base salary and short-term and long-term incentive compensation plans. The Compensation Committee determined that the short-term incentive program for 2000 would be based 50% upon meeting the Company's budget (e.g., targets for revenues, earnings per share and certain measures of cash management) and 50% upon achieving mutually negotiated personal objectives. For Mr. Pemberton, the Compensation Committee determined that upon achieving specific financial targets his bonus opportunity above 100% of his base salary would be determined 50% upon exceeding the Company's revenue target and 50% upon exceeding the Company's earnings per share target.

Base Salary

    The Compensation Committee annually reviews the base salary of each executive officer. In determining salary adjustments, the Compensation Committee considers individual job performance, length of employment, level of responsibility and competitive salary information. In 2000, the base salary for the Chief Executive Officer was increased approximately 5% to $360,000. In 2000, base salaries for executive officers continuing from 1999 were increased to appropriate competitive levels. The base salary for Mr. Hurley was determined in connection with the negotiation of an employment agreement.

Short-term Incentives

    Historically, a significant part of short-term executive compensation is based on an incentive bonus. For 2000, the target bonus for the Chief Executive Officer, Messrs. Hurley, Cote and Ward and other executive officers was 75%, 50% and 25% of salary, respectively, with a maximum bonus opportunity of 150% of salary for the Chief Executive Officer, 100% of salary for Messrs. Hurley, Cote and Ward, and 40% of salary for other executive officers.

    Personal goals for the Chief Executive Officer were negotiated between him and the Compensation Committee as more fully described below. The personal objectives for other executive officers were negotiated between the Chief Executive Officer and those executives. Bonuses for 2000 were awarded to executive officers by the Compensation Committee based upon an evaluation of the achievement of objective and subjective criteria by the executive officers.

Long-term Incentives

    The Company's long-term incentive plans consist of Stock Option Plans, a Restricted Stock Plan and a Stock Purchase Plan. The Compensation Committee believes that an appropriate level of ownership by executive management will enhance the incentive of these executive officers to manage the Company for the benefit of all stockholders. In 2000, 675,000 options were granted to the named executive officers under the 1999 Stock Option Plan. As set forth under "Option Grants in Last Fiscal Year" above, 75,000 options were awarded to the Chief Executive Officer, and 25,000, 100,000, 300,000 and 175,000 options were awarded to Messrs. Brinker, Cote, Hurley and Ward, respectively. Mr. Brinker was awarded 30,000 shares of common stock in 2000 under the Restricted Stock Plan. No stock was sold to executive officers in 2000 under the Stock Purchase Plan.

Chief Executive Officer Compensation

    Brian B. Pemberton was elected President and Chief Executive Officer of the Company effective April 14, 1997. In late 1999, Mr. Pemberton and the Company determined to enter into a formal written arrangement. On November 11, 1999, Mr. Pemberton and the Company entered into an employment agreement. (See "Employment Contracts and Other Agreements—Employment Agreement—Brian B. Pemberton" for a description of the agreement.)

    For 2000, the Company exceeded specific financial targets. As a result, Mr. Pemberton's bonus award above 100% of his base salary was determined 50% on the performance of the Company in relation to the revenue budget and 50% on the performance of the Company in relation to the earnings per share budget. The Company achieved 119% of its revenue budget and 137% of its earnings per share budget for the year. Other objectives established for Mr. Pemberton for 2000 included maintaining cost reduction initiatives, mitigating and avoiding identified business risks, development and implementation of a long-term strategy to enhance stockholder value, large account retention and capture, and development and implementation of a long-term international growth strategy. These goals were not ranked or weighted. Mr. Pemberton was awarded a bonus of $540,000 for 2000.

Section 162(m) of the Internal Revenue Code

    The Compensation Committee has considered the effect of Section 162(m) of the Internal Revenue Code, which limits the tax deduction to $1 million for compensation paid to the top five executive officers unless the compensation qualifies as performance based compensation. As a general matter, the Compensation Committee does not expect any executive officer's non-performance based compensation to exceed $1 million. Accordingly, the Compensation Committee concluded not to make any changes in the Company's existing compensation programs. The Compensation Committee will continue to consider the impact of Section 162(m) and to assess alternatives to minimize or eliminate any loss of tax deductions in future years consistent with the objectives of the Company's executive compensation programs.

                      Respectfully submitted by the Compensation Committee

                      Stephen E. Gorman, Chair
                      Michael E. Levine
                      Gene Locks
                      Jordan Roderick

16

Report of the Audit Committee

    The following is a report of the Audit Committee describing the Committee's discussions with the Company's independent auditors, PricewaterhouseCoopers LLP, and the Committee's review of the Company's audited financial statements. The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company's financial reporting process.

    The Audit Committee is composed of 4 directors. The Board of Directors has determined that each member of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers. The Audit Committee operates pursuant to an Audit Committee Charter, which was adopted by the Board of Directors, that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the Audit Committee Charter has been included as Annex A to this Proxy Statement.

    This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2000 with management and the Company's independent public accountants; (ii) discussed with the Company's independent public accountants the matters required to be reviewed pursuant to the Statement on Auditing Standards No. 61 (Communications with Audit Committees); (iii) reviewed the written disclosures letter from the Company's independent public accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the Company's independent public accountants their independence from the Company.

    Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

This report by the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

                      Respectfully submitted by the Audit Committee,

                      Alan Schwartz, Chair
                      Michael E. Levine
                      Stephen E. Gorman
                      John H. Laeri, Jr.

Stock Performance Graph

    The following performance graph compares the Company's total stockholder return on its common stock for a five year period (December 31, 1995 to December 31, 2000) with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Communications Equipment 500 Index. This graph assumes an investment of $100 on December 31, 1995 and reinvestment of dividends.

STOCKHOLDER PROPOSALS; OTHER MATTERS

    Stockholder proposals for inclusion in proxy materials for the 2002 Annual Meeting of Stockholders should be addressed to the Company's Secretary, 6718 West Plank Road, Peoria, Illinois 61604, and must be received on or before December 11, 2001. These proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Company's proxy statement for its 2002 Annual Meeting of Stockholders.

    In addition, under the Company's By-Laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company generally not less than 30 days nor more than 60 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by the Company's By-Laws. A copy of the Company's By-Laws, which describes the advance notice procedures, can be obtained from the Secretary of the Company.

    At this time, the Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting other than those presented above in this Proxy Statement. If any other business should properly come before the Annual Meeting, votes may be cast with respect to such matters in accordance with the best judgment of the person or persons acting under the proxy.

                      By Order of the Board of Directors

                      James F. Hurley
                       Secretary

Peoria, Illinois
April 9, 2001

Any stockholder may obtain a copy of the Company's 2000 Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to ROHN Industries, Inc. at 6718 West Plank Road, Peoria, Illinois 61604.

Annex A

ROHN Industries, Inc.

AUDIT COMMITTEE CHARTER

AS ADOPTED MAY 11, 2000

    The Board of Directors of ROHN Industries, Inc. (the "Company") has established an Audit Committee (the "Audit Committee") with general responsibility and specific duties as described below.

Composition:

    The Audit Committee shall be comprised of not less than three directors who shall meet the requirements of the NASD. Audit Committee membership shall be appointed by the Board of Directors. All vacancies in the Audit Committee shall be filled by the Board or the Executive Committee. Committee members appointed by the Executive Committee shall serve as a member until the next Board meeting.

Responsibility:

    The Audit Committee's responsibility is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company. The Audit Committee is empowered to retain persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibility. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. The independent accountant is ultimately accountable to the Board of Directors and the Audit Committee.

Attendance:

    Members of the Audit Committee should endeavor to be present, in person or by telephone, at all meetings; however, two Audit Committee members shall constitute a quorum. As necessary, the Chairperson may request members of management and representatives of the independent accountant to be present at meetings.

Minutes of Meetings:

    Minutes of each meeting shall be prepared and sent to Audit Committee members and presented to Company directors who are not members of the Audit Committee.

Specific duties:

    The Audit Committee is to:

1.

Review with the Company's management and the independent accountant the Company's policies and procedures, as appropriate, to reasonably assess the adequacy of internal accounting and financial reporting controls.

2.

Review the Audit Committee's Charter annually, and make recommendations to the Board to update the Charter as appropriate.

3.

Recommend to the Board of Directors the independent accountant to be selected (subject to ratification by the stockholders if the Board of Directors so determines), evaluate the independent accountant, approve the compensation of the independent accountant, and review and approve any discharge of the independent accountant.

4.

Receive periodic written statements from the independent accountant regarding its independence and delineating all relationships between it and the Company, discuss such reports with the independent accountant, and if so determined by the Audit Committee, recommend that the Board take appropriate action.

5.

Become familiar with the accounting and reporting principles and practices applied by the Company in preparing its financial statements.

6.

Review with management the adequacy and the scope of the annual internal audit plan, and any significant audit findings.

7.

Review, prior to the annual audit, the scope and general extent of the independent accountant's audit examinations.

8.

Review with management and the independent accountant, upon completion of their audit, financial results for the year prior to their release to the public. Discuss with the independent accountant the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the year-end audit.

9.

Discuss with the independent accountant the quality of the Company's financial accounting personnel, and any relevant recommendations that the independent accountant may have.

10.

Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate.

11.

Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, commencing with the proxy statement for the 2001 Annual Meeting.

12.

Perform such other functions as may be required by law, or the Company's certificate of incorporation or by-laws.

PROXY ROHN Industries, Inc. 6718 West Plank Road Peoria, Illinois 61604	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Michael E. Levine and Brian B. Pemberton and each of them, as the proxies and representatives of the undersigned, with full power of substitution, to vote all of the shares of common stock of ROHN Industries, Inc. which the undersigned is entitled to vote, with all powers which the undersigned would have if personally present, at the Annual Meeting of Stockholders to be held at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York at 10:00 a.m. local time on May 11, 2001 and at any adjournment or postponement thereof, as directed on the reverse side.

Election of Directors:

  Nominees: M. Levine, S. Gorman, J. Laeri, G. Locks, B. Pemberton, J. Roderick, A. Schwartz

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all of the directors named in proposal 1.

Please mark, sign and date on the reverse side
and mail this proxy in the enclosed return envelope as promptly as possible.

/*\FOLD AND DETACH HERE/*\

/x/	Please mark your vote as in this example.	8680

The Board of Directors recommends a vote FOR proposal 1.

		FOR ALL	WITHHELD ALL	FOR ALL EXCEPT
1.	Election of Directors (see reverse)	/ /	/ /	/ /	In their discretion the proxies and representatives are authorized to vote upon such other business as may properly come before the meeting.
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the name(s) of the nominee(s) on the line below.

NOTE: Please sign exactly as name(s) appear(s) below. If shares of common stock are held in the name of more than one person, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature (if held jointly) Date(s)

/*\FOLD AND DETACH HERE/*\

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GENERAL
STOCK OWNERSHIP
Section 16(a) Beneficial Ownership Reporting Compliance
Independent Certified Public Accountants
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
Auditor Independence
MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING PROPOSAL 1— ELECTION OF DIRECTORS
Background Information Regarding Nominees
Directors' Compensation
Board Meetings; Board Committee Functions and Composition
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in the Last Fiscal Year(1)
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Pension Plan
Employment Contracts and Other Agreements
Employment Agreement—Brian B. Pemberton
Employment Agreements—David G. Brinker, James R. Cote, James F. Hurley and Horace Ward
Trust Purchase Agreement
Compensation Committee Report on Executive Compensation
Base Salary
Short-term Incentives
Long-term Incentives
Chief Executive Officer Compensation
Section 162(m) of the Internal Revenue Code
Report of the Audit Committee
Stock Performance Graph
STOCKHOLDER PROPOSALS; OTHER MATTERS
Annex A
ROHN Industries, Inc. AUDIT COMMITTEE CHARTER AS ADOPTED MAY 11, 2000
Composition:
Responsibility:
Attendance:
Minutes of Meetings:
Specific duties: